UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 29, 2009
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NUTRACEA
(Exact Name of Registrant as Specified in Charter)
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California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Wells Fargo Forbearance Agreement

On July 31, 2009, NutraCea and NutraPhoenix, LLC, a wholly-owned subsidiary of NutraCea, entered into a Forbearance Agreement and Amendment to Credit and Security Agreement (the "Forbearance Agreement") with Wells Fargo Bank, N.A. ("Wells Fargo"). The Forbearance Agreement relates to credit facilities under a Credit and Security Agreement dated as of December 18, 2008 (the “Credit Agreement”).

The Forbearance Agreement identifies certain existing defaults under the Credit Agreement and provides that Wells Fargo will forbear from exercising its rights and remedies under the Credit Agreement on the terms and conditions set forth in the Forbearance Agreement, until the earlier of January 31, 2010 or until the date that any new default occurs under the Credit Agreement.  In addition, by October 31, 2009, NutraCea must obtain financing of at least $1,250,000 in the form of equity or subordinated debt to be used as working capital.

The Forbearance Agreement increased the interest rates applicable to each credit facility to the default rates under the Credit Agreement, which is 3.0% above the applicable interest rate for each credit facility.  In addition, the Forbearance Agreement amended the Credit Agreement by (i) decreasing the maximum amount advanced under the line of credit to $1,500,000 from $2,500,000, (ii) terminating the term loan, and (iii) and terminating any obligations Wells Fargo has to make any further advances to NutraCea in connection with the real estate loan.  Pursuant to the Forbearance Agreement, NutraCea agrees to deliver to Wells Fargo a first priority lien on certain real property located in Dillon, Montana.

Purchase Agreement with Ceautamed Worldwide, LLC

On July 29, 2009, NutraCea entered into a Purchase Agreement (“Purchase Agreement”) with Ceautamed Worldwide, LLC (“Ceautamed”) with respect to the acquisition by Ceautamed of the following:  (1) senior secured convertible promissory notes that Vital Living, Inc. (“Vital Living”) issued to various investors in December 2003 in the principal amount of approximately $4,226,446 and which NutraCea purchased for an aggregate purchase price of $4,226,446; (ii) 1,000,000 shares of Vital Living’s Series A Preferred Stock, which NutraCea purchased for $1,000,000; (iii) all of the rights of NutraCea in the action entitled NutraCea, Inc. v. Vital Living, Inc. in the Superior Court of Arizona, Maricopa County; and (iv) all of the rights of NutraCea under the security agreements granting a senior security interest in all existing and later acquired assets of Vital Living.

Pursuant to the Purchase Agreement, Ceautamed agreed to pay to NutraCea $3,600,000 plus a contingent amount based on Ceautamed’s gross earnings and revenues.  The purchase price was payable as follows:  $200,000 deposit that was paid to NutraCea on June 17, 2009 and the issuance by Ceautamed of a promissory note in the principal amount of $3,400,000 which shall be paid in 34 consecutive principal monthly installments of $100,000 beginning on September 1, 2009 with the interest to be paid in equal payments over two months following the final principal payment.  The interest rate for the note will be equal to the prime lending rate plus 1% but at no time will the rate be less than 2.5% or greater than 6%.  Following the three year anniversary of the effective date of the Purchase Agreement and for a total term of 120 months, Ceautamed shall pay to NutraCea monthly payments equal to 10% of the gross earnings and revenues of Ceautamed (“Earn out”).  Each monthly payment under the promissory note and Earn Out shall be paid directly from a lockbox account that Ceautamed shall establish within thirty days from the effective date of the Purchase Agreement.  The promissory note and the Earn Out are secured by a first priority security interest in all of the assets in Ceautamed and the assets owned by Vital Living.  In addition, Ceautamed executed a stipulated judgment which provides for immediate and final foreclosure of all the collateral in favor of NutraCea and obligates immediate repayment of any deficiencies in the payment of amounts due under the promissory note or Earn Out and will be filed in the event of Ceautamed’s default under the Purchase Agreement.

A copy of the Purchase Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the Purchase Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Exhibit.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information included in the subsection entitled “Purchase Agreement with Ceautamed Worldwide, LLC” of Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 2.01.

(d) Exhibits.

Exhibit
No.	Description

10.1	Purchase Agreement with Ceautamed Worldwide, LLC dated July 29, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: August 4, 2009	By:	/s/ James C. Lintzenich
James C. Lintzenich
Chief Executive Officer
(Duly Authorized Officer)